EXHIBIT 4.9
THIS COMMON STOCK PURCHASE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS COMMON STOCK PURCHASE WARRANT.
Number of Shares of Common Stock: [                    ]
Warrant No.
COMMON STOCK PURCHASE WARRANT
To Purchase Common Stock of
Energy Focus, Inc.
          This Is To Certify That [                    ], or registered assign (the “Holder”), is entitled, at any time from the Issuance Date (as hereinafter defined) to the Expiration Date (as hereinafter defined), except as provided herein, to purchase from Energy Focus, Inc., a Delaware corporation (the “Company”), [                     (                    )] shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, including fractional parts, at a purchase price of equal to $0.01 (subject to adjustment as provided herein, the “Exercise Price”), all on the terms and conditions and pursuant to the provisions hereinafter set forth.
          This Warrant is issued pursuant to, and the Holder is entitled to the benefits of, that certain Warrant Acquisition Agreement of even date by and between the Company and the investor party thereto (the “Securities Purchase Agreement”) and that certain Bonding Support Agreement of even date by and between the Company and the investor party thereto (the “Bonding Support Agreement”). Capitalized terms used herein without definition are used with the definitions assigned thereto in such Securities Purchase Agreement.
          1. DEFINITIONS
          As used in this Common Stock Purchase Warrant (this “Warrant”), the following terms shall have the respective meanings set forth below:
          “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks in New York City, New York are required or permitted to be closed in the City of New York.
          “Issuance Date” shall mean December 29, 2009.
          “Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.
          “Common Stock” shall mean (except where the context otherwise indicates) the Common Stock, par value $0.0001 per share, of the Company as constituted on the Issuance Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring Company received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 4.5.
          “Convertible Securities” shall mean options, evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
          “Exercise Period” shall mean the period during which this Warrant is exercisable pursuant to Section 2.1.
          “Expiration Date” shall mean the fifth anniversary hereof.
          “Fundamental Corporate Change” shall have the meaning set forth in Section 4.5.
          “Holder” shall mean the Person in whose name the Warrant or Warrant Shares set forth herein is registered on the books of the Company maintained for such purpose.
          “Market Price” shall mean, on any date of determination, (i) the closing price of a share of Common Stock on such day as reported on the principal Trading Market on which the Common Stock is listed or traded, or (ii) if the Common Stock is not listed on a Trading Market, the closing bid price for a share of Common Stock on such day in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, the closing bid price for a share of Common Stock on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).
          “Other Property” shall have the meaning set forth in Section 4.5.
          “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, Company, institution, public benefit Company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then the term “Trading Day” shall mean a Business Day.
          “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, or the Nasdaq Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
          “Transfer” shall mean any disposition of any Warrant or Warrant Shares or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.
          “Warrant Shares” shall mean the shares of Common Stock issued or issuable to the Holder of this Warrant upon the exercise thereof.
          “Warrants” shall mean this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.
          2. EXERCISE OF WARRANT
          2.1 Manner of Exercise
          From the Issuance Date and until 5:00 p.m., Eastern Standard Time, on the Expiration Date, the Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Common Stock purchasable hereunder, subject to the further restriction in the next paragraph and in Section 2.6.
          In order to exercise this Warrant, in whole or in part, the Holder shall surrender this Warrant to the Company at its principal office at 32000 Aurora Road, Solon, Ohio 44139, or at the office or agency designated by the Company pursuant to Section 12, together with a written notice of the Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, and shall be accompanied by payment of the Exercise Price in cash or wire transfer or cashier’s check drawn on a United States bank. Such notice shall be substantially in the form of the subscription form appearing at the end of this Warrant as Exhibit A, duly executed by the Holder or his agent or attorney. Upon receipt of the items referred to above, the Company shall, as promptly as practicable, execute or cause to be executed and deliver or cause to be delivered to the Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall request in the notice and shall be registered in the name of the Holder or, subject to Section 9, such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become the holder of record of such shares for all purposes, as of the date the notice, together with the cash or check or wire transfer of funds and this Warrant is received by the Company as described above and all taxes required to be paid by the Holder, if any, pursuant to Section 2.2 prior to the issuance of such shares have been paid, provided that if the Warrant is exercised in connection with a merger, reorganization or other Fundamental Corporate Change, such exercise may be made conditional upon the consummation of such event. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder. Notwithstanding any provision herein to the contrary, the Company shall not be required to register shares in the name of any Person who acquired this Warrant (or part hereof) or any Warrant Shares otherwise than in accordance with this Warrant.
          2.2 Payment of Taxes and Charges
          All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, freely tradable and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery thereof, unless such tax or charge is a tax on income imposed by law upon the Holder in connection with the issuance of the Common Stock to a person other than the Holder, in which case such taxes or charges shall be paid by the Holder.
          2.3 Fractional Shares
          The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Market Price per share of Common Stock as of the date of exercise of the Warrant giving rise to such fraction of a share.
          2.4 Cashless Exercise During Event
          Notwithstanding any other provision contained herein to the contrary, from and after the six-month anniversary of the Closing Date, whenever an Event has occurred and is continuing and at any time after the expiration of the Effectiveness Period, the Holder may elect to receive, without the payment by the Holder of the aggregate Exercise Price in respect of the shares of Common Stock to be acquired, shares of Common Stock of equal value to the value of this Warrant, or any specified portion hereof, by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with a subscription form in the form attached hereto as Exhibit A, with appropriate modification to reflect such cashless exercise, duly executed, to the

Company. Thereupon, the Company shall issue to the Holder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:
          X = Y (A — B)
                          A
          where
          X = the number of shares of Common Stock to which the Holder is entitled upon such cashless exercise;
          Y = the total number of shares of Common Stock covered by this Warrant for which the Holder has surrendered purchase rights at such time for cashless exercise (including both shares to be issued to the Holder and shares as to which the purchase rights are to be canceled as payment therefor);
          A = the Market Price of one share of Common Stock as at the date the net issue election is made; and
          B = the Warrant Price in effect under this Warrant at the time the net issue election is made.
          2.5 Buy-In
          If at any time when a Registration Statement is in effect or required to be in effect with respect to the Warrant Shares, as provided for by the Securities Purchase Agreement, (a) a certificate representing the Warrant Shares is not delivered to the Holder within three (3) Business Days of the due exercise of this Warrant by the Holder and (b) prior to the time such certificate is received by the Holder, the Holder, or any third party on behalf of the Holder or for the Holder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Holder as a result of the sale to which such Buy-In relates. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.
          2.6 Agreement not to Exercise Rights; Reduction in Shares
     (a) This Warrant is not exercisable unless and until approved by the Company’s shareholders at its annual meeting in 2010 or at a special shareholder meeting in 2010 called for that purpose. If shareholders do not approve this Warrant in 2010 at a special or the annual meeting, this Warrant and Securities Purchase Agreement shall terminate.
     (b) The Holder agrees that the Holder will not exercise any rights under this Warrant or under the Securities Purchase Agreement, including without limitation the right to exercise this

Warrant or the right to assign this Warrant or the Securities Purchase Agreement, without first having received written notice from the Company that the Securities Purchase Agreement and this Warrant have been approved by the Company’s Board of Directors or a committee of the Board, and by the Company’s shareholders in 2010 at a special or the annual meeting.
     (c) If the Company replaces and releases, or simply releases, the Deposit or the Letter of Credit covered by the Bonding Support Agreement by June 30, 2010, the number of shares covered by this Warrant shall reduce to a number of shares equal to the product of (i) the number of full months elapsed in 2010 times (ii) [                    ] [total number of shares divided by twelve].
          3. TRANSFER, DIVISION AND COMBINATION
          3.1 Transfer
          Subject to compliance with Section 9, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.1 or the office or agency designated by the Company pursuant to Section 12, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by the Holder or his agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall, subject to Section 9, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. A Warrant, if properly assigned in compliance with Section 9, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new warrant issued.
          3.2 Division and Combination
          Subject to Section 9, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or his agent or attorney. Subject to compliance with Sections 3.1 and 9, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
          3.3 Expenses
          The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 3.
          3.4 Maintenance of Books
          The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfers of the Warrants.

          4. ADJUSTMENTS
          The number of shares of Common Stock for which this Warrant is exercisable, or the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 4 at the time of such event.
          4.1 Stock Dividends, Subdivisions and Combinations
          If at any time the Company shall:
          (a) declare or pay to the holders of its Common Stock a dividend payable in, or other distribution of, shares of Common Stock or in Convertible Securities;
          (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or
          (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;
then (i) the number of shares of Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the occurrence of such event, and (ii) the then-current Exercise Price shall be adjusted to equal (A) the then-current Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.
          4.2 Certain Other Distributions
          If at any time the Company shall declare or pay to the holders of its Common Stock any dividend or other distribution of:
          (a) cash;
          (b) any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or additional shares of Common Stock); any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or additional shares of Common Stock);
          then, upon exercise of this Warrant, the Holder shall be entitled to receive such dividend or distribution as if the Holder had exercised this Warrant prior to the date of such dividend or distribution. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 4.2 and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 4.1.
          4.3 Dilutive Issuances
          If at any time after the Issuance Date the Company shall issue or sell shares of Common Stock or Convertible Securities (other than (i) securities issued or issuable in Exempt Issuances or (ii) shares of Common Stock issued as a result of a dividend or other distribution on the Common Stock payable in Common Stock or (iii) a subdivision of outstanding shares of Common Stock), without consideration or for a consideration per share less than $0.01, the Exercise Price shall be reduced to a price (calculated to the nearest cent) (i) determined in accordance with the following formula:
          New Exercise Price = P1 Q1 + P2 Q2
                                                    Q1 + Q2
          where:
P1=	Applicable Exercise Price in effect immediately prior to such new issue or sale.

Q1=	Number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of Convertible Securities outstanding immediately prior to such new issue or sale.

P2=	100% of the weighted average price per share of Common Stock received or deemed by the Company upon such new issue or sale.

Q2=	Number of shares of Common Stock issued or sold, or deemed to have been issued, in the subject transaction.
          For purposes of this Section 4.3, upon the sale or issuance of Convertible Securities, the maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Securities (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) shall be deemed to be issued as of the time of such issue or sale and the consideration deemed received for such shares of Common Stock shall be the consideration actually received by the Company for the issue of such Convertible Securities plus the minimum additional consideration to be received by the Company upon the full exercise, conversion or exchange of such Convertible Securities. Insofar as any consideration received, or to be received, by the Company consists of property other than cash, such consideration shall be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board.

          4.4 Other Provisions Applicable to Adjustments under this Section
          The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock for which this Warrant is exercisable and the current Exercise Price provided for in this Section 4:
          (a) When Adjustments to be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
          (b) Fractional Interests. In computing adjustments under this Section 4, fractional interests in Common Stock shall be taken into account to the nearest 1/10th of a share.
          (c) When Adjustment not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to the holders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
          4.5 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets
          In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (each, a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring Company, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring Company (“Other Property”), are to be received by or distributed to the holders of Common Stock, then the Holder shall have the right thereafter to receive, upon exercise of the Warrant, such number of shares of common stock of the successor or acquiring Company or of the Company, if it is the surviving Company, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Corporate Change. In case of any such Fundamental Corporate Change, this Warrant shall expire and be of no further force and effect on the closing date of such Fundamental Corporate Change and, in lieu of any other rights of the Holder hereunder, the Holder shall have the right to receive, with within five Business Days of the closing of such Fundamental Corporate Change, cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Corporate Change. In the event the Company and the Holder are unable to agree on the Black Scholes Value, the parties shall submit the matter to a mutually agreeable accounting firm of regional or national stature for the purpose of making a binding determination of the Black Scholes Value.
          4.6 Other Action Affecting Common Stock
          In case at any time or from time to time the Company shall take any action in respect of its Common Stock, other than any action described in this Section 4, or any other event occurs, which would have a materially adverse effect upon the rights of the Holder, the number of shares of Common Stock and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances, as determined in good faith by the Board of Directors of the Company.
          4.7 Nasdaq Limitation; Par Value Limitation
          (a) Notwithstanding any other provision in Sections 4.3 or 4.6 to the contrary, if a reduction in the Exercise Price pursuant to Sections 4.3 or 4.6 would require the Company to obtain stockholder approval of the transactions contemplated by the Purchase Agreement pursuant to Nasdaq Rule 5635 and such stockholder approval has not been obtained, (i) the Exercise Price shall be reduced under Section 4.3, or may be reduced under Section 4.6, to the maximum extent that would not require stockholder approval under such Rule, and (ii) the Company shall under Section 4.3, or may under Section 4.6, use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such Exercise Price adjustment. This provision shall not restrict the number of shares of Common Stock which a Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Corporate Change.
          (b) Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the Exercise Price to be less than the par value per share of Common Stock.
          (c) Notwithstanding anything herein to the contrary, the Company agrees not to adjust the number of its shares of Common Stock that may be issued to the Holder of the Warrant as a result of any change to the Warrant pursuant to this Section 4 in any way that would violate Nasdaq Rules.
          5. NOTICES TO THE HOLDER
          5.1 Notice of Adjustments
          Whenever the number of shares of Common Stock for which this Warrant is exercisable, or whenever the price at which a share of such Common Stock may be purchased upon exercise of the Warrants, shall be adjusted pursuant to Section 4, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of

Directors of the Company determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights referred to in Section 4.2), specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to Section 4.2 or 4.5) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to the Holder in accordance with Section 14.2. The Company shall keep, along with the transfer register maintained in accordance with Section 3.4, copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder or any prospective purchaser of a Warrant designated by the Holder.
          5.2 Notice of Corporate Action
          If at any time:
          (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right; or
          (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another Company; or
          (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;
then, in any one or more of such cases, the Company shall give to Holder (i) at least 10 days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 14.2.

          6. NO IMPAIRMENT
          The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.
          Upon the request of the Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.
          7. RESERVATION AND AUTHORIZATION OF COMMON STOCK
          From and after the Issuance Date, the Company shall at all times reserve and keep available for issuance upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable and not subject to preemptive rights.
          Before taking any action which would cause an adjustment reducing the then-current Exercise Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Exercise Price.
          Before taking any action which would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the then-current Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
          8. TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS
          In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of Section 4 refers to the taking of record of such holders, the Company will in each case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.
          9. RESTRICTIONS ON TRANSFERABILITY
          The Warrants and the Warrant Shares shall not be transferred, hypothecated or assigned before satisfaction of the conditions specified in the legend affixed to the first page of this Warrant, which conditions are intended, in part, to ensure compliance with the provisions of the Securities Act with respect to the Transfer of any Warrant or any Warrant Shares. The Holder, by acceptance of this Warrant, agrees to be bound by the provisions of this Section 9.
          10. LIMITATIONS ON EXERCISE.
          Notwithstanding anything to the contrary contained herein, unless the shareholder approval referred to in Section 2.6 includes approval under Nasdaq Rule 5635(b), the number of Warrant Shares that may be acquired by the Warrantholder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Warrantholder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 19.9% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Corporate Change.
          11. LOSS OR MUTILATION
          Upon receipt by the Company from the Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it (it being understood that the written agreement of the Holder shall be sufficient indemnity), and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to the Holder; provided, in the case of mutilation no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
          12. OFFICE OF THE COMPANY
          As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the

Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.
          13. LIMITATION OF LIABILITY
          No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. Nothing in the foregoing shall be construed in any manner to limit or deny the liability of a Holder in any other capacity, including, without limitation, as a director of the Company.
          14. MISCELLANEOUS
          14.1 Nonwaiver
          No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No waiver by the Holder of any right hereunder on any one occasion shall operate as a waiver of such right on any other occasion.
          14.2 Notice Generally
          Except as may be otherwise provided herein, any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. eastern time on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 6:30 p.m. eastern time on any Business Day, (c) the Business Day following the date of transmission, if sent by a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be the same as provided in the Securities Purchase Agreement; or such other address as may be designated in writing hereafter, in the same manner, by such addressee.
          14.3 Remedies
          The Holder in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under Section 2 of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of Section 2 of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          14.4 Successors and Assigns
          Subject to the provisions of Sections 3.1 and 9, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and, with respect to Section 9 hereof, the holders of Warrant Shares, and shall be enforceable by any such holder or the holder of Warrant Shares.
          14.5 Amendment
          This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
          14.6 Severability
          Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall only be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
          14.7 Headings
          The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
          14.8 Governing Law
          This Warrant shall be governed by the laws of the State of Delaware, without regard to the provisions thereof relating to conflicts of law.
          14.9 Disputes
          In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the securities or other property deliverable upon exercise of this Warrant, the Company shall promptly issue and deliver to the Holder the securities or other properties that are not in dispute.
[Signature appears on following page.]

          In Witness Whereof, the Company has caused this Warrant to be duly executed by the undersigned, thereunto duly authorized, as of the date written below.
Dated: December 29, 2009

Energy Focus, Inc.
By:	/s/ Joseph G. Kaveski
	Name:	Joseph G. Kaveski
	Its:	Chief Executive Officer

EXHIBIT A
SUBSCRIPTION FORM
[To be executed only upon exercise of Warrant]
          The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of                      shares of Common Stock of Energy Focus, Inc. and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to whose address is

and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

Notice: The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

A-1

EXHIBIT B
ASSIGNMENT FORM
          For Value Received the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

Name and Address of Assignee	No. of Shares ofCommon Stock

and does hereby irrevocably constitute and appoint

attorney-in-fact to register such transfer on the books of Energy Focus, Inc. maintained for the purpose, with full power of substitution in the premises.
Dated:

(Name of Registered Owner)

(Signature of Registered Owner)

Notice: The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

B-1